EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT



                                       State             Percentage of Voting
                                     (Country) of          Securities Owned
Name of Company                     Incorporation
---------------                     -------------        --------------------

Edison Plastics International, Inc.     Delaware                100%

Edison Exports, Inc. FSC Limited        Jamaica                 100%

ASPEN Industrial, S.A. de C.V.          Mexico                  100%

Nacional de Envases Plasticos,
  S.A. de C.V.                          Mexico                   60%

Mexicana de Tintas, S.A.                Mexico                   60%

Plastihul, S.A. de C.V.                 Mexico                   60%

Hermes Industrial, S.A. de C.V.         Mexico                   60%

Servicios Profesionales Vigo            Mexico                   60%